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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the use of our report dated January 29, 1997, except as to note 24 which is as of July 11, 1997, included in Westinghouse Electric Corporation's Form 10K/A Amendment No. 1 for the year ended December 31, 1996 and to the use of our report dated January 29, 1997 on the financial statement schedule included in Westinghouse Electric Corporation's Form 10-K for the year ended December 31, 1996, both of which are incorporated by reference in this Amendment No. 1 to Registration Statement No. 333-30455 on Form S-4, and to the reference to our firm under the heading "Experts" in the Registration Statement.



     Our report included in the Form 10K/A Amendment No. 1 refers to a restatement of the 1996 consolidated financial statements.


KPMG Peat Marwick LLP

Pittsburgh, Pennsylvania

July 16, 1997